  EXHIBIT 10.1

PRIVATE LABEL MANUFACTURING AND SUPPLY AGREEMENT

This Private Label Manufacturing and Supply Agreement, dated as of April 25, 2022 (the “Agreement”), is entered into by and between Zhejiang Dingfeng Electric Appliance Co., a corporation formed under the laws of the P.R.C. having an address at No.55 Hangwen Road Shanshi, Wenling City, Zhejiang 317500 China (P.R.C.) (“Zhejiang Dingfeng”) and Elektor Industries Inc., a Wyoming corporation, having an address at 304 South Jones Blvd. #7356, Las Vegas, Nevada 89107 (“Elektor” or “Buyer” and together with Zhejiang Dingfeng, the “Parties”, and each, a “Party”).

BACKGROUND

WHEREAS, Zhejiang Dingfeng is in the business of manufacturing and selling pumps and control equipment;

WHEREAS, Elektor wishes to, subject to the terms and conditions set forth in this Agreement, engage Zhejiang Dingfeng to manufacture certain water pump products for distribution by Elektor under its own trademarks and trade names; and

WHEREAS, Zhejiang Dingfeng desires to, subject to the terms and conditions set forth in this Agreement, manufacture and sell the Products to Elektor.

AGREEMENT

 Zhejiang and Elektor agree as follows:

1.	Purchase and Sale Obligations.

a.

General. Zhejiang hereby appoints Elektor as Zhejiang’s reseller of the products specified on Schedule A (“Products”) attached to this Agreement and incorporated herein by this reference (the “Products”). Subject to the terms and conditions of this Agreement, Elektor agrees to purchase, and Zhejiang agrees to sell the Products.

b.

Governmental Rules and Regulations. Zhejiang’s obligation to ship orders to Elektor under this Agreement shall be subject to Zhejiang’s right and ability to make such sales and obtain required licenses and permits, under all applicable decrees, statutes, rules and regulations of a government and/or agency with competent jurisdiction presently in effect or which may be in effect hereafter.

2.	Orders, Payment and Delivery.

a.

Orders. Elektor shall order Products from Zhejiang under this Agreement by submitting to Zhejiang a written purchase order specifying the Products, quantities and requested delivery dates required to enable Zhejiang to fill the order. Each purchase order submitted to Zhejiang is subject to acceptance by Zhejiang at its offices to which such order was submitted. Zhejiang shall have no liability to Elektor with respect to orders which are not accepted by Zhejiang; provided, however, that Zhejiang will not unreasonably reject any orders for Products which do not require any modifications or additions. Subject to the foregoing, Zhejiang may reject, in its sole discretion, any order for customized Products. In the event Zhejiang has not given Elektor notice of acceptance or rejection of a purchase order within ten (10) business days of receipt thereof, such order shall be deemed accepted. The purpose of the purchase order to be issued under this Agreement is for specifying the Products, quantities and requested delivery dates only; no terms and conditions of Elektor’s purchase orders, Zhejiang’s order acknowledgment or any other document or instrument of Elektor or Zhejiang shall be binding upon the other party or amend or modify this Agreement in any manner.

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b.

Prices. The purchase price for Products sold under this Agreement shall be determined in accordance with Schedule A (Products) hereto from the date hereof until the end of the first Contract Year. After the first Contract Year, Zhejiang may modify the prices for Products, upon notice to the Elektor; provided such prices do not increase more than five percent (5%) in any one Contract Year, unless justified by cost increases incurred by Zhejiang from third-party suppliers. Zhejiang agrees to provide Elektor with thirty (30) days prior written notice of any price change and Zhejiang agrees to honor the price in effect prior to any notice with respect to orders (i) placed prior to the price change effective date and (ii) not modified or canceled by Elektor. All sales are F.O.B. Las Vegas, Nevada, USA. Elektor agrees to separately pay all expenses incurred by Zhejiang in the shipment and delivery of ordered Products, including without limitation freight charges, import duties and insurance premiums. Elektor shall determine, in its sole discretion, the price at which Elektor resells Products to Elektor’s customers.

c.

Shipment and Delivery. Shipments will be made to the warehouse facilities of Elektor in Las Vegas, Nevada as designated by Elektor in advance of each shipment. Shipments will be made as requested by Elektor’s carrier. In the event Elektor requests express delivery or shipment by air instead of by truck or by courier service, Elektor agrees to pay all additional expenses required by such request. Zhejiang will use commercially reasonable efforts to meet Elektor’s requested delivery schedules for Products. For Zhejiang’s first purchase order, the latest shipment date shall be 90 days after receipt of purchase order, unless delayed by governmental registration restrictions. In any other event, Zhejiang agrees to ship the ordered quantity of Products within thirty (30) days after receipt of the applicable purchase order, unless the quantity of Products ordered in such purchase order exceeds the number of products forecasted (pursuant to Section 2(f) (Forecasts)) by twenty-five percent (25%) or greater, in which case, Zhejiang agrees to ship those Products ordered in excess of the forecast within ninety (90) days after receipt of such purchase order. Should orders for Products exceed Zhejiang’s available inventory, Zhejiang will allocate its available inventory and make deliveries on such basis as Zhejiang deems equitable, as agreed to by both parties. Unless otherwise specified in Elektor’s purchase order, Zhejiang shall be authorized to make deliveries in installments. Elektor shall make any claims for shortage or damage of Products with the common carrier promptly upon receipt of the order and provide Zhejiang with written notice of such a claim. Except in the case of negligence on the part of Zhejiang or Zhejiang’s failure to package Products as set forth below, Zhejiang will not have responsibility for Products damaged in shipment and Elektor must handle all claims for damage with the carrier. As between Zhejiang and Elektor, Products shall be deemed accepted by Elektor unless, within thirty (30) days of delivery of the Products, Elektor affirmatively rejects the Products, by written notice detailing the reasons for rejections. The parties acknowledge that they may mutually agree in writing in the future that the foregoing period of time be reduced. Such reasons for rejection may be non-conformance of the Products to the technical specifications described on Schedule A (Products), damage in connection with bodily injury and property damage arising out of any defect in the Products made intentionally, unintentionally or negligently by Zhejiang during manufacturing and packaging, and the breach of any material provision of this agreement by Zhejiang. If no such notice of rejection is received, Elektor shall be deemed to have accepted delivery provided; however, the acceptance of delivery shall in no way diminish or affect the product warranty given by Zhejiang in Section 6 (Warranty and Repairs). If Elektor rejects a shipment, Elektor shall promptly return a sample of the defective Product to Zhejiang in accordance with Zhejiang’s instructions, to enable Zhejiang to, within thirty (30) days, inspect and determine whether the Product is defective; provided that Elektor shall retain the rest of the Products pending such determination. It is Elektor’s responsibility to properly store and handle all Products pending inspection and/or return. If rejection was timely effected and Zhejiang determines the Products to be defective, Zhejiang agrees to repair or replace the Products or cancel an unpaid invoice or refund the amounts paid with respect to such defective Product which is returned to Zhejiang, at Zhejiang’s option.

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Unless Elektor requests otherwise, all Products ordered by Elektor shall be packed for shipment and storage in accordance with Schedule A (Products). It is Elektor's obligation to notify Zhejiang of any special packaging requirements (which shall be at Elektor's expense).

d.

Payment. Elektor agrees to pay amounts invoiced by Zhejiang for Products without offset or deduction for any reason whatsoever except as otherwise provided in Section 2.3 (Shipment and Delivery), payment terms shall be 1/3 upon order placement and 2/3 upon delivery. If Elektor fails to pay any amount when due, Elektor agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, incurred by Zhejiang in collecting such overdue amounts, together with interest on such unpaid amount at the lesser of one and one-half percent (1-1/2%) per month or the greatest amount permitted by applicable law. Zhejiang reserves the right at any time after Elektor fails to make any payment within sixty (60) days after the due date, to require payment for all Products delivered hereunder to be made by irrevocable letter of credit. If Zhejiang elects to have payment made by letter of credit, Elektor shall select the issuing bank, which must be acceptable to Zhejiang. Any such letter of credit shall be governed by Uniform Customs and Practice for Documentary Credits (UPC) 500.

	e.	Title and Risk of Loss. Title to and risk of loss of the Products shall pass to Elektor upon the earlier of delivery of the Products to Elektor or to a carrier at Zhejiang's point of shipment.

f.

Forecasts. Elektor shall submit a rolling twelve (12)-month sales forecast to Zhejiang every twelve (12) months on the first day of the calendar month first following the Effective Date of this Agreement. Such sales forecast shall include expected sales quantities per month, order dates, shipping dates and Product requirements. If the most recent forecast becomes materially inaccurate at any time, Elektor shall promptly provide Zhejiang with updated information. The Elektor shall issue a purchase order and purchase the Products included in the first three (3) months of each forecast, in accordance with the provisions of Section 2(a) (Orders).

3.	Substitutions and Modifications; Discontinued Products; Quality Assurance.

a.

Customization for Certain Markets. Zhejiang agrees to modify Zhejiang's product in accordance with the technical specifications set forth on Schedule A (Products). Zhejiang and Elektor shall collaborate to ensure the proper specifications and usability between the base of Zhejiang's products and the specifications required by Elektor. Technical specifications of Zhejiang's products and their modifications according to Elektor's requirements for the Products are set forth on Schedule D.

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b.

Discontinued Products. Zhejiang agrees to notify Elektor in writing not less than six (6) months in advance of the discontinuance of any Product. In the event Zhejiang is unable to manufacture the Products for Elektor (due to bankruptcy, fire, or other event of force majeure), then Elektor will have the right to manufacture the Products (or have the Products manufactured for Elektor), and, in exchange, pay a reasonable royalty or license fee for such right.

The conditions for the transfer of know-how related to such manufacture shall be agreed upon separately in good faith by the parties.

c.

Quality Assurance. The Product shall be manufactured in accordance with industry standards. Elektor shall be permitted to inspect facilities in which the Products are developed and produced upon reasonable advance written notice to Zhejiang, during business hours at times reasonably convenient to both parties; provided, however, that Elektor acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to Section 4 (Confidentiality) of this Agreement. Zhejiang shall be permitted to inspect Elektor's storage and handling procedures of the Product upon reasonable advance written notice to Elektor during business hours at times reasonably convenient to both parties; provided, however, that Zhejiang acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to Section 4 (Confidentiality) of this Agreement.

4.

Confidentiality.  Zhejiang and Elektor agree that certain information supplied by each to the other during the term of this Agreement, including, without limitation, the Products, the documentation and the intellectual property and technology underlying the Products, the information for customization pursuant to Section 3(a) (Customization for Certain Markets) and information contained on purchase orders or regarding Elektor's ordering or delivery patterns is proprietary, secret, confidential or non-public.  All such information shall be held in confidence by the receiving party, shall be used only for the purposes of this Agreement and shall not be disclosed to any person other than an employee with a need to know the information in order to fulfill the obligations of the receiving party hereunder.  Information shall not be subject to the provisions of this Section 4 (Confidentiality) if shown by recipient's records to be: (i) in the public domain at the time of disclosure or thereafter through no fault of the recipient; (ii) known to the receiving party at the time of disclosure; (iii) disclosed to the receiving party without an obligation of confidentiality by a third party with the legal right to make such free disclosure; or (iv) developed independently by the receiving party by personnel without access to or knowledge of the information disclosed. The receiving party may disclose information to the extent requested or required by a governmental or judicial entity, provided such disclosure is limited to the fullest extent permitted by applicable law.

All documentation with respect to the Products (except information contained in or for use in manuals, promotional materials or educational materials to be provided to Elektor’s customers), are furnished solely for Elektor’s internal use. Elektor may make copies of such documentation to satisfy its internal requirements, provided that all such copies include appropriate copyright and proprietary information notices. No other copies or use of such documentation, or any portion thereof, shall be made without the prior written approval of Zhejiang. From time to time, Elektor shall provide Zhejiang with feedback, comments or suggestions regarding the Products (collectively, “Feedback”). Feedback, if any, will be the property of the Zhejiang and may be freely used by Zhejiang in Zhejiang’s business. Feedback specifically excludes any proprietary or Confidential Information of Elektor.

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Upon termination of this Agreement, Elektor shall return or, at Zhejiang’s request, destroy all confidential, proprietary or secret information of Zhejiang in Elektor’s possession. The obligations of the parties pursuant to this Section 4 (Confidentiality) shall survive the expiration or earlier termination of this Agreement for a period of five (5) years.

5.	Product Trademarks and Copyrights.

a.

Trademark Usage. Elektor agrees that the Products purchased and/or licensed hereunder shall be sold or leased by Elektor only under the trademarks, trade names or logos (collectively the “Elektor Marks”) of Elektor.

b.

Notices. Elektor shall not alter or remove any copyright, trademark, trade secret, proprietary and/or other legal notices of Zhejiang or third parties contained on or in the Products. The existence of any such copyright notice shall not be construed as an admission, or be deemed to create a presumption, that any publication of such Products has occurred.

c.

Logos. Zhejiang shall label all Products with Product Labels, as may be specified by Elektor. Elektor shall provide Zhejiang with camera-ready artwork necessary for the labeling of the Products, which shall include, without limitation: Elektor Marks, Product serial numbers, UPC codes, and such additional information as may be specified by Elektor. Elektor shall be responsible for the costs of such labeling. Elektor shall be responsible for the costs of registration.

d.

Trademark License. Elektor hereby grants to Zhejiang a non-exclusive, non-transferable right to use the Elektor Marks solely on the Products ordered by Elektor hereunder and associated packaging. Zhejiang agrees to the following:

i.	to comply with Elektor’s guidelines and instructions regarding use of the Elektor Marks as communicated to Zhejiang from time to time;

ii.	in the event Elektor notifies Zhejiang that such use is not in conformance with Elektor’s guidelines and instructions, to promptly bring such use into conformance;

iii.

to ensure that all use of the Elektor Marks will not reflect adversely upon the good name or good will of Elektor and that all Products in connection with which the Elektor Marks are used are of high standard and workmanship and of such nature, style, appearance and quality as shall be adequate and suited to the protection of the Elektor Marks and the goodwill associated therewith;

iv.	not to use the Elektor Marks (or any part thereof) as part of, or in combination with, any other names or trademarks without Elektor’s prior written approval;

v.

not to register (or aid any third party in registering) the Elektor Marks (or confusingly similar mark) or take any action inconsistent with Elektor’s ownership of the Elektor Marks in any jurisdiction; and

vi.	that all usage of the Elektor Marks will be on behalf of, and inure to the benefit of, Elektor.

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6.	Warranty.

a.

Warranty. Zhejiang warrants that the Products manufactured and sold by it will be free from defects in material and workmanship, and will substantially conform to the technical specifications described in Schedule A (Products), in normal use and service for a period and under the terms set forth in Schedule C (Warranty Terms), annexed hereto and made a part hereof. The warranty set forth in this Section 6(a) (Warranty) shall be void to the extent of (i) any modification of a Product by any person or entity other than Zhejiang, (ii) misuse or abuse of a Product or documentation by Elektor or Elektor’s customers or end users, (iii) negligence or wrongdoing of Elektor or Elektor’s customers or end users, (iv) accident, disaster or event of force majeure, (v) use of a Product or documentation in any manner inconsistent with this Agreement, (vi) improper storage of a Product, (vii) use of a Product in combination with products, equipment or software not supplied by Zhejiang or by Elektor or (viii) use of a Product in combination with products supplied by Elektor without Zhejiang’s technical approval. Elektor shall pay Zhejiang for services performed by Zhejiang not covered by this Section 6(a) (Warranty) at Zhejiang’s then current time and materials rates.

b.

Disclaimer. Except for the warranty set forth in this Section 6 (Warranty) and Section 10 (Representations and Warranties), Zhejiang disclaims all warranties, whether express or implied, oral or written, with respect to the Products, including without limitation, all implied warranties of merchantability or fitness for any particular purpose. Laws from time to time in force in certain jurisdictions may imply warranties that cannot be excluded or can only be excluded to a limited extent, and this Agreement shall be read and construed subject to any such statutory provisions. Elektor shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted in this Section 6 (Warranty). Zhejiang is not responsible for (i) damages caused by Elektor’s failure to perform Elektor’s responsibilities or (ii) damages due to deterioration during periods of storage by Elektor longer than those periods set forth in the Product documentation.

7.

Consequential Damages Waiver; Limitation of Liability. EXCEPT FOR LIABILITY ARISING UNDER SECTION 4 (CONFIDENTIALITY) AND A PARTY’S OBLIGATIONS UNDER SECTION 12 (INDEMNITIES) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

8.	Zhejiang’s Support Obligations.

a.

Training. Zhejiang agrees to provide to Elektor product and technical training for Elektor personnel at Zhejiang’s production facility in Wenling City, Zhejiang, China. For product training and technical training, Zhejiang will provide the training facility, training materials and training personnel. Elektor shall be responsible for the travel, hotel, and other living expenses of its personnel being trained.

b.

Marketing and Promotional Materials. Zhejiang shall provide technical consultation to Elektor for Elektor’s development of its own internal promotional and educational materials. Elektor shall be solely responsible for the costs of developing promotional and educational materials for Elektor’s customers and end users.

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9.

Product Recalls. Zhejiang shall be responsible for all Product recalls. Zhejiang agrees to take any and all actions, at its sole cost and expense, which are reasonably necessary and appropriate to effectuate a Product corrective action, including, without limitation, a Product recall, provided, however that Elektor agrees to cooperate with Zhejiang in such action, including, without limitation contacting customers and assisting in the transfer of Products, as directed by Zhejiang, if necessary. Zhejiang agrees to respond within a reasonable period to any question or request for information received by Elektor from its customers pertaining to the production of Product. Each party agrees to provide to the other party all necessary information in its possession arising out of a recall or corrective action program or similar program, including a Zhejiang quality assurance program. Upon thirty (30) business days written notice, each party shall, at a time and place mutually agreeable to the parties, have the right to audit and inspect the other’s facilities and/or records relating to such party’s obligations under this Agreement and with respect to the Products. All information that the inspecting party obtains in the course of such inspection or audit shall be treated as “Confidential Information,” in accordance with Section 4 (Confidentiality) of this Agreement.

10.	Representation and Warranties. Each party hereby represents and warrants to the other party as of the Effective Date as follows:

a.

Authorization. Such party (i) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

b.

Absence of Litigation. Zhejiang is not aware of any pending or threatened litigation (and has not received any communication) which alleges that the Products infringe upon any intellectual property rights of a third party.

c.

Intellectual Property. To the best of Zhejiang’s knowledge, Zhejiang has sufficient legal and/or beneficial title and ownership under Zhejiang’s intellectual property rights or sufficient license rights necessary for Zhejiang to fulfill Zhejiang’s obligations under this Agreement and that Zhejiang is not aware of any communication alleging that Zhejiang has infringed the intellectual property rights of any third party.

11.	Indemnities.

a.

By Zhejiang. Zhejiang shall indemnify, defend and hold Elektor harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs) as a result of or arising out of any claim (a) that the Products supplied hereunder infringe any patent or valid copyright of a third party; or (b) the Products supplied hereunder have caused bodily injury or property damage provided that (i) Elektor shall have promptly provided Zhejiang written notice of such claim and reasonable cooperation, information and assistance in connection therewith and (ii) Zhejiang shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Product delivered hereunder become or, in Zhejiang’s opinion be likely to become, the subject of such a claim under subsection (a), above, Zhejiang may, at its option, either procure for Elektor the right to continue purchasing and using such Products, or replace or modify such Products so that they become non-infringing. In the event neither of these options is practicable, Zhejiang may accept the return of the infringing or potentially infringing Products, in exchange for a refund of the purchase price therefor, amortized over a period of three (3) years. In any such event, Zhejiang may withhold further shipments of infringing or potentially infringing Products.

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Zhejiang shall have no liability or obligation to Elektor hereunder with respect to any infringement or claim thereof based upon (i) compliance with designs, plans or specifications of Elektor, (ii) use of the Products by Elektor in combination with devices or products not purchased hereunder where the Products would not themselves be infringing, (iii) use of Products by Elektor in an application or environment for which such Products were not designed or contemplated as specified in Schedule A (Products), (iv) modifications of the Products by anyone other than Zhejiang where such modifications directly are the cause of the infringement. The foregoing states the entire liability of Zhejiang with respect to infringement of intellectual property rights by the Products.

b.

By Elektor. Elektor shall indemnify, defend and hold Zhejiang harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs) as a result of or arising from any representations or warranties made by Elektor to customers or end users which (a) exceed the scope of the representations or warranties made by Zhejiang to Elektor pursuant to Sections 6 (Warranty) and 10 (Representations and Warranties) of this Agreement; or (b) contradict the documentation and/or information made available to Elektor by Zhejiang regarding specifications, performance and intended use of the Products, provided that (i) Zhejiang shall have promptly provided Elektor written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) Elektor shall have sole control and authority with respect to the defense, settlement or compromise thereof.

12.

Compliance with Laws. Elektor shall comply with all laws, rules, regulations, governmental requirements and industry standards applicable to the purchase, sale, leasing, licensing, marketing, demonstration, installation, servicing, repair or use of the Products supplied to Elektor hereunder, including, without limitation those relating to the maintenance and availability of records. Without in any way limiting the foregoing, Elektor shall not export any Product documentation or technical data relating thereto to any jurisdiction without first obtaining all necessary export permits and clearances, and in no event shall Elektor export any Product in violation of any applicable law or regulation, whether foreign or domestic.

13.	Term and Termination.

a.

Term. Unless earlier terminated pursuant to this Section 13 (Term and Termination) or renewed for one (1)-year terms by written agreement of the parties hereto, this Agreement shall terminate 10 (10) years from the Effective Date.

b.

Termination Upon Event of Default. Upon the occurrence of an Event of Default (as defined below), the non-defaulting party, in its sole discretion, shall have the right to terminate this Agreement, in addition to any other remedy or remedies which may be available to it under this Agreement, at law or in equity. In addition, upon the occurrence of an Event of Default by Elektor, Zhejiang shall have the right to cancel any or all unfilled orders for Products submitted by Elektor.

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The following events shall be deemed “Events of Default” with respect to the party engage in such activity:

i.	Either party breaches its obligations under Section 4 (Confidentiality) or;

ii.

Either party fails to perform any of its covenants, obligations or responsibilities under this Agreement which failure remains uncured for thirty (30) days after notice thereof from the non-defaulting party; provided that the non-defaulting party delivers written notice to the defaulting party within ninety (90) days of the alleged default;

iii.

The dissolution, termination of existence, liquidation, insolvency or business failure of either party, or the appointment of a custodian or receiver for either party or any part of its property if such appointment is not terminated or dismissed within sixty (60) days;

iv.

The institution by either party of any proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by either party of a composition or any assignment or trust mortgage for the benefit of creditors; and

v.

The institution against either party of a proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing.

c.	Termination for Convenience. Either party may terminate this Agreement upon twelve (12) months prior notice to the other.

d.	Duties Upon Termination. Upon the termination of this Agreement for any reason whatsoever:

i.

Elektor shall pay to Zhejiang in full within thirty (30) days of such termination, all amounts owed to Zhejiang. Zhejiang shall be entitled to set off and deduct from any money due Elektor under this Agreement, any and all amounts due Zhejiang from Elektor; and

ii.

Elektor shall promptly return to Zhejiang any and all Zhejiang-owned Products or other equipment, materials, documentation or data in the possession of Elektor for whatever reason or purpose, such Products, equipment, materials, documentation and data to be in the same condition as when delivered to Elektor, reasonable use, wear and tear excepted; and

iii.

Zhejiang shall promptly return to Elektor any and all Elektor-owned equipment, materials, documentation or data in the possession of Zhejiang for whatever reason or purpose, such equipment, materials, documentation and data to be in the same condition as when delivered to Zhejiang, reasonable use, wear and tear excepted.

e.

Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the following provisions shall survive expiration or earlier termination of this Agreement: 4 (Confidentiality), 6 (Warranty), 7 (Consequential Damages Waiver; Limitation of Liability), 9 (Product Recalls), 11 (Indemnities), 14(d) (Duties Upon Termination), and 14 (Miscellaneous).

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14.	Miscellaneous.

a.

Force Majeure. Zhejiang shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of Elektor, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation, delays in delivery by Zhejiang Zhejiangs or any other cause beyond the reasonable control of Zhejiang. Upon such occurrence, Zhejiang shall immediately notify Elektor as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Zhejiang uses commercially reasonable efforts to mitigate any damages incurred by the Elektor. Products on which delivery is delayed due to any cause within Elektor’s control may be placed in storage by Zhejiang for Elektor’s account and at Elektor’s risk. Elektor shall be liable for all costs

b.

Assignment and Corporate Reorganization. Neither this Agreement nor any rights granted hereby may be assigned by either party voluntarily or by operation of law without the other party’s prior written consent (which will not be unreasonably withheld) and any such attempted assignment shall be null and void. For purposes of this Agreement, “assignment” shall be deemed to include the transfer of all or substantially all of the assets of, or a majority interest in the voting stock of, either party, or the merger of either party with one or more entities. This Agreement shall inure to the benefit of and be binding upon any successor or assign of either party.

c.

Equitable Relief. Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the Agreement.

d.

Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of South Carolina without reference to the conflict of laws provisions thereof.

e.

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venture’s or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

f.

Registration. In the event that this Agreement is required to be registered with any governmental authority, Elektor shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

g.

Entire Agreement. This Agreement constitutes the entire agreement between Zhejiang and Elektor and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by Elektor or Zhejiang or any of Elektor’s customers in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on either party and shall not be deemed to amend or modify this Agreement. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

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h.

Waivers. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion. A waiver must be in writing, executed by the party against which enforcement is sought, in order to be enforceable.

i.

Notices. Whenever, by the terms of this Agreement, notice, demand or other communication shall or may be given to either party, the same shall be in writing and shall be addressed to the other party at its address first set forth above, or to such other address or addresses as shall from time to time be designated by written notice by either party to the other in accordance with this Section 14(i) (Notices). All notices shall be sent by registered or certified mail, return receipt requested, by delivery or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the tenth business day following the mailing thereof, or (ii) if sent by courier or if delivered, the date of its receipt (or, if such day is not a business day, the next succeeding business day).

j.	Section Heading. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

k.

Rights and Remedies. All rights and remedies of either party hereunder shall be cumulative and may be exercised singularly or concurrently. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

l.

Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement, unless removal of the invalidated provision renders another provision impossible to perform or inconsistent with the intent of the parties.

m.	Modifications, Amendments. Modifications and amendments to this Agreement must be in writing, executed by the party against which enforcement thereof is sought.

n.

No Rights by Implication. No rights or licenses with respect to the Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

IN WITNESS WHEREOF, Zhejiang and Elektor hereby have duly executed this Agreement under seal as of the day and year first above written.

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ZHEJIANG DINGFENG ELECTRIC APPLIANCE CO.

Per::	/s/ Zach Luo
Zach Luo
Sales Manager

ELEKTOR INDUSTRIES INC.

Per:	/s/ Demetrios Malamas
Demetrios Malamas
President & C.E.O.

Page 12 of 16

SCHEDULE A

PRODUCTS

2DPC - 2” DC Brushless Solar Pump with Plastic Impeller

3DPC - 3” DC Brushless Solar Pump with Plastic Impeller

4DSC/4/6DSC - 4” /6” DC Brushless Solar Pump with SS Impeller

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SCHEDULE B

MINIMUM PURCHASE COMMITMENTS

1.	Year one of contract following availability of product for shipment to purchaser.

Product Minimum Order (Units) For all products listed on SCHEDULE A: None

2.	Second Contract Year

Product Minimum Order (Units) For all products listed on SCHEDULE A: None

3.	Third through Fifth Contract Years

Product Minimum Order (Units) For all products listed on SCHEDULE A: None

4.	Minimum Order Quantity units/order

TBD based on packaging requirements of purchaser.

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SCHEDULE C

WARRANTY TERMS

Zhejiang’s warranty for the Products extends for:

twelve (12) months from the date the product is shipped to Elektor.

The warranty gives Elektor the right to have the defective product replaced free of charge (labor, traveling expenses and other costs related with the repair not included).

Zhejiang reserves the right to inspect the defective Product or Products on its return in order to determine the origin of the fault, and if the defect is found not to be covered by the warranty,

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SCHEDULE D

Technical Specification of Products - N/A

Page 16 of 16